UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2009

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 Main Street, West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Executive Officers and Directors

On February 24, 2009, the Board of Directors of C&F Financial Corporation granted 1,000, 750, and 750 shares of restricted stock to the Corporation’s Chief Executive Officer (“CEO”), the Corporation’s Chief Financial Officer (“CFO”) and the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”), respectively, under the Corporation’s Management Incentive Plan (“MIP”).

Under the MIP, executive officers may be awarded equity-based awards under the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan if the executive achieves targeted performance goal(s). For 2008, the equity-based award targets for the Corporation’s named executive officers were based solely on achievement of one corporate goal, which was five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index. The Compensation Committee (the “Committee”) chose this longer-term measure because the Committee wanted to reward sustained performance. If the corporate goal was achieved under the MIP for 2008, the CEO could have earned a target equity-based award of 45% of his base salary as of January 1, 2008 and the CFO could have earned a target equity-based award of 35% of his base salary as of January 1, 2008. These targets were selected to maintain overall compensation competitiveness if the Corporation showed sustained total shareholder return. The MIP does not provide a formula for a scaled payout based on performance that is higher or lower than the target.

Under the MIP, if the target performance is not achieved, no equity-based award is earned, unless the Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Committee exercises its discretion to reduce or increase the award. The Committee may reduce the award to 0% or increase it up to 200% of the executive’s base salary.

The President and CEO of the Mortgage Corporation does not have a targeted equity-based award stated as a percentage of his base salary. As with the CEO and CFO, if the one corporate goal mentioned above is met, the President and CEO of the Mortgage Corporation is eligible for an equity-based award. Grants of equity for the President and CEO of the Mortgage Corporation are recommended to the Committee by the CEO based on the performance of the Mortgage Corporation for the fiscal year.

For 2008, the corporate goal of the five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index was not met. As permitted by the MIP, the Committee awarded the equity incentive compensation mentioned above by exercising its discretion even though the target goal was not met. Exercising its discretion, the Committee granted 1,000, 750, and 750 shares of restricted stock to the CEO, CFO and President and CEO of the Mortgage Corporation, respectively, which, based on the Corporation’s closing stock price on February 24, 2009, amounted to 5.30%,

5.36% and 4.95% of the CEO’s, CFO’s and the Mortgage Corporation’s President and CEO’s respective base salaries as of January 1, 2008. Although the specific goal for equity grants was not met, it was the recommendation of the Committee that the Board of Directors award long-term incentive bonuses to these executives to reward them for their individual performance in light of a difficult economic environment and for additional responsibilities assumed by them in 2008. The Committee also considered that granting these awards assist in retaining the services of the CEO, CFO and President and CEO of the Mortgage Corporation. The amount of each award was based primarily on the executive officer’s performance, the level of his responsibilities, and internal equity considerations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(Registrant)

Date: February 27, 2009	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

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